EXHIBIT 5.1

Phillips Nizer LLP
666 Fifth Avenue, 28th Floor
New York, NY 10103-0084

April 7, 2009

SignPath Pharma Inc.
1375 California Road
Quakertown, PA 18951

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SignPath Pharma Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 4,855,370 shares of the Company’s common stock (the “Common Stock”), $.001 par value per share (the “Shares”) pursuant to the Company’s initial Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares consist of:

(i) 1,683,364 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock (the “Preferred Shares”);

(ii) 1,683,364  shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants (the “Warrant Shares”);

(iii) 218,746 shares of Common Stock issuable upon payment of 6.5% dividends on the Preferred Shares (“Dividend Shares”); and

(iv) 1,307,500 shares of Common Stock issued and outstanding and held by bridge lenders (“Bridge Shares”).

This opinion letter (the “Opinion Letter”) is being rendered in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction as true, correct and complete, of such agreements, instruments, documents and records in each case as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this Opinion Letter. We have examined the following (collectively, the “Documents”):

(a) The Company’s Certificate of Incorporation, filed as Exhibits 3.1 and 3.2 to the Registration Statement;

(b) The Company’s By-Laws, filed as Exhibit 3.3 to the Registration Statement;

(c) The Company’s corporate minutes books or other records pertaining to the proceedings of the stockholders and directors of the Company;

(d) The Company’s stock transfer ledger and record;

(e) The Company’s Specimen Certificate for the Common Stock; and

(f)  The Company’s form of Common Stock Purchase Warrant.

The opinions expressed herein are based upon (i) our review of the Documents, (ii) discussions with Dr. Lawrence Helson, President and Chief Executive Officer with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of public sources of law as we have deemed necessary.

The opinions expressed herein are limited to the laws of the State of New York, the State of Delaware, and Federal law of the United States of America, including the statutory provisions, and all applicable provisions of the New York Constitution, applicable provisions of the Delaware Constitution, Delaware General Corporation Law, and the reported judicial decisions interpreting those laws and to Federal law of the United States of America currently in effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.the Preferred Shares have been duly authorized, and upon issuance in connection with the conversion of the Preferred Stock as described in the Registration Statement, will be lawfully and validly issued, fully paid and non-assessable;

2.the Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrants described in the Registration Statement, will be lawfully and validly issued, fully paid and non-assessable;

3.the Dividend Shares have been duly authorized and upon the issuance thereof as described in the Registration Statement, will be lawfully and validly issued, fully paid and non-assessable; and

4.The Bridge Shares have been duly authorized and are lawfully and validly issued, fully paid and non-assessable.

We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing or known to us) require any change or modification herein.

The opinions expressed in this Opinion Letter are limited solely to the matters expressly set forth above. No other opinions are intended, nor should any other opinion be inferred herefrom.

Very truly yours, PHILLIPS NIZER LLP /s/ Elliot H. Lutzker Elliot H. Lutzker, Partner